Exhibit 99.1

FOR IMMEDIATE RELEASE

HomeAway, Inc. Reports First Quarter 2015 Financial Results

– Total revenue of $119.0 million, up 12.6 % year-over-year (20.6% FX neutral)

– TTM free cash flow of $123.6 million, up 25.6% year-over-year

– Online bookable listings of approximately 465,000, up 130% year-over-year

Austin, Texas – April 23, 2015 – HomeAway, Inc. (NASDAQ: AWAY), the world’s leading online marketplace for the vacation rental industry, today reported its financial results for the first quarter ended March 31, 2015.

Management Commentary

“HomeAway achieved big steps forward on several important priorities during the first quarter, including the launch of our global marketing campaign and a surge in online booking adoption. Today we announced some leadership changes and we’re taking this opportunity to realign our leadership team to position the company for the next stage of HomeAway’s growth,” says Brian Sharples, chief executive officer of HomeAway®.

Mr. Sharples continued “Overall we were pleased with our Q1 results despite continued foreign exchange headwinds and some weakness in our European subscription business. The early indications from our marketing campaign were positive and I’m thrilled that we’re back in the marketing game in a significant way. We had a blockbuster quarter for our online booking initiative, with 465,000 listings now online bookable due to both the popularity of the PPB product and a record number of subscribers adopting this feature. Our aggressive push into ecommerce and online booking is on track to achieve our goal of making nearly all our listings online bookable by the end of 2016.”

First Quarter 2015 Financial Highlights

•	Total revenue increased 12.6 % to $119.0 million from $105.7 million in the first quarter of 2014. On an FX neutral basis, year-over-year revenue growth was 20.6%. Growth in total revenue primarily reflected an increase in listings, an increase in average revenue per subscription listing as a result of tiered pricing and bundled product offerings, and the benefit of ancillary product and services revenue.

•	Listing revenue increased 8.7% to $95.0 million from $87.3 million in the first quarter of 2014. On an FX neutral basis, year-over-year listing revenue growth was 17.9%.

•	Other revenue, which is comprised of ancillary revenue from owners, managers, and travelers, advertising, software and other items, increased 31.1% to $24.1 million from $18.4 million in the first quarter of 2014. Growth in other revenue primarily reflected increased adoption of value-added owner, manager and traveler products.

•	Net loss attributable to HomeAway was $(2.1) million, or $(0.02) per diluted share, compared to net income attributable to HomeAway of $4.4 million, or $0.05 per diluted share, in the first quarter of 2014. Net income for the first quarter of 2015 was impacted by tax expense of $3.6 million, which was higher than pre-tax net income due to the mix of pre-tax income and losses in various jurisdictions.

•	Adjusted EBITDA decreased 3.4% to $25.3 million from $26.2 million in the first quarter of 2014. As a percentage of revenue, adjusted EBITDA was 21.2% compared to 24.8% in the first quarter of 2014. This change reflects a significant increase in investment in our global integrated marketing campaign, which launched in the first quarter of 2015.

•	Free cash flow increased 16.8% to $45.3 million from $38.7 million in the first quarter of 2014. On a trailing twelve month basis, free cash flow increased 25.6% to $123.6 million from $98.4 million in the comparable trailing twelve month period for the prior year.

•	Non-GAAP net income was $10.6 million, or $0.11 per diluted share, compared to non-GAAP net income of $13.2 million, or $0.14 per diluted share, in the first quarter of 2014.

Key Business Metrics

•	Paid listings at the end of the first quarter of 2015 were approximately 1,086,000, a year-over-year increase of 14.1% from approximately 952,000 at the end of the first quarter of 2014. At the end of the first quarter, 724,000 of the listings were subscription listings and 362,000 were performance-based listings. We have phased out our legacy pay-per-lead product and removed certain pay-per lead listings from our sites. Absent this change, listing growth was approximately 16% in the first quarter of 2015.

•	Average revenue per subscription listing during the first quarter of 2015 was $472, an FX neutral increase of 15.7% compared to the prior year.

•	Renewal rate was 71.6% at the end of the first quarter of 2015, compared to 73.1% at the end of the first quarter of 2014 and 71.7% at the end of the fourth quarter of 2014. Adjusting for the impact of consolidated listings and network bundles, renewal rate for the first quarter of 2015 would have been 72.4%, compared to 74.9% at the end of the first quarter of 2014 and 72.6% at the end of the fourth quarter of 2014.

•	Visits were 287.0 million during the first quarter, a year-over-year increase of 17.1%.

Corporate Developments

In a separate release issued today, HomeAway announced organizational changes, including a realignment of its leadership structure.

Brent Bellm, president and chief operating officer, is resigning to pursue other opportunities, effective in June. Brian Sharples, co-founder and chief executive officer, will resume the role of president and Tom Hale, chief product officer, will assume the title and newly defined role of chief operating officer.

Separately, Carl Shepherd, co-founder of HomeAway and chief strategy and development officer, has announced his intention to retire in the second half of the year.

In connection with the leadership departures, HomeAway announced several leadership changes:

•	Jon Gray, Senior Vice President of the Americas, will become chief revenue officer

•	Jeff Hurst, Vice President Global E-commerce, will assume the role of chief strategy officer

•	Jeff Mosler, Senior Vice President of Global Customer Experience will become chief service officer

The organizational changes position the company for strong continued growth and leadership in the vacation rentals category.

Business Outlook

Looking forward, chief financial officer Lynn Atchison says, “Our outlook reflects the near-term impact of the strengthening U.S. dollar, which we currently estimate will reduce full year revenue by approximately $40 million, or nine percentage points of growth, compared to the prior year. Our forecast has been further updated to reflect the popularity of our PPB product in Europe and lowered expectations for our European subscription business. As a reminder, our marketing investment in 2015 will be more pronounced in the first half of the year due to production costs and the seasonality of our business.”

HomeAway management currently expects to achieve the following results for the second quarter ending June 30, 2015 and full year ending December 31, 2015:

Second Quarter 2015

•	Total revenue is expected to be in the range of $122.0 to $124.0 million, representing year-over-year growth of approximately 7% to 9% (FX neutral growth of approximately 18% to 20%).

•	Adjusted EBITDA is expected to be in the range of $22.5 to $23.5 million, or approximately 18.4% to 19.0% of revenue.

Full Year 2015

•	Total revenue is expected to be in the range of $493 to $500 million, representing year-over-year growth of approximately 10% to 12% (FX neutral growth of approximately 19% to 21%).

•	Adjusted EBITDA is expected to be in the range of $119 to $123 million, or approximately 24.1% to 24.6% of revenue.

The above statements are based on current expectations and actual results may differ materially as explained in the “Cautionary Statement Regarding Forward-looking Statements” below. Information about HomeAway’s use of non-GAAP financial measures and key business metrics is provided below under the captions “Use of Non-GAAP Financial Measures” and “Use of Key Business Metrics.”

Conference Call & Webcast Information

HomeAway will host a conference call on Thursday, April 23, 2015 to review and discuss the first quarter financial results at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. In addition, a live webcast of the call will be accessible through the Investor Relations section of HomeAway’s website and will be archived online for 60 days upon completion of the conference call.

The details of the conference call and replay are:

Title:	HomeAway, Inc. First Quarter 2015 Earnings Conference Call
Date:	Thursday, April 23, 2015
Time:	4:30 p.m. Eastern Time / 3:30 p.m. Central Time
Live Call:	(877) 705-6003, US & Canada
(201) 493-6725, International
Replay:	(877) 870-5176, passcode 13605875, US & Canada
(858) 384-5517, passcode 13605875, International
Webcast:	http://investors.homeaway.com/events.cfm

The telephonic replay of the call will be available from 7:30 p.m. Eastern Time / 6:30 p.m. Central Time on April 23, 2015 through 11:59 p.m. Eastern Time / 10:59 p.m. Central Time on April 30, 2015.

About HomeAway

HomeAway, Inc. based in Austin, Texas, is the world leader in vacation rentals, with sites representing over one million paid listings of vacation rental homes in over 190 countries. Through HomeAway, owners and property managers offer an extensive selection of vacation homes that provide travelers with memorable experiences and benefits, including more room to relax and added privacy, for less than the cost of traditional hotel accommodations. The company also makes it easy for vacation rental owners and property managers to advertise their properties and manage bookings online. The HomeAway portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es and Toprural.es in Spain; AlugueTemporada.com.br in Brazil; HomeAway.com.au and Stayz.com.au in Australia; and Bookabach.co.nz in New Zealand. The Asia Pacific short-term rental site, travelmob.com, is also majority owned by HomeAway.

HomeAway also operates BedandBreakfast.com, the most comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels. For more information about HomeAway, please visit www.HomeAway.com.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning HomeAway’s expected, possible or assumed future results of operations, growth and business outlook; the strengthening of the US dollar and its effect on financial forecasts; the anticipated progress toward strategic initiatives; the anticipated PPB adoption rate in Europe and the resulting impact on listing mix and timing of revenue; the effectiveness of ecommerce and online booking initiatives and the resulting effect on product competitiveness; and seasonality.

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” “look forward to,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to continue to attract and maintain a critical mass of property listings and travelers, (b) changes in government regulations, (c) HomeAway’s ability to maintain and enhance its brand, (d) HomeAway’s ability to expand its customer base internationally, (e) changes in our effective tax rate, (f) a decrease in renewal of listings, (g) HomeAway’s inability to effectively manage its growth, (h) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (i) the impact of pay-per-booking or other changes in HomeAway’s pricing policies or those of its competitors, (j) HomeAway’s inability to execute its product and services development roadmap, including e-commerce initiatives, (k) the impact of general economic conditions, (l) fluctuations in foreign exchange rates, (m) HomeAway’s inability to introduce successful new products and services; (n) the inability to integrate and grow recent acquisitions, (o) inability to effectively execute its marketing strategy (p) changes in trends relating to PPB and PPS sales, in particular in Europe (q) expected geographies of taxes and income and related accounting treatments and (r) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s most recent 10-K, filed on February 25, 2015. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA, free cash flow, non-GAAP net income and revenue adjusted for foreign currency. Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) attributable to HomeAway, Inc. plus depreciation, amortization of intangible assets, stock-based compensation expense, interest expense (income), other expense (income), net, impact of noncontrolling interests, all net of income taxes. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense and excess tax benefit (expense) from stock-based compensation, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures. HomeAway defines non-GAAP net income as its net income (loss) attributable to HomeAway, Inc. adjusted for the changes to the redemption value of noncontrolling interests and the after-tax effect of stock-based compensation expense, amortization of intangible assets, amortization of debt discount and issuance costs, net of amounts capitalized, and the impact on noncontrolling interests of these items, utilizing a tax rate of 35%. The income tax effect of adjustments to non-GAAP net income assists investors in understanding the tax provision related to those adjustments using a tax rate of 35% related to ongoing operations. Revenue adjusted for foreign currency, which we refer to as constant currency or FX neutral revenue, assumes foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute constant currency revenue, HomeAway divides its monthly U.S. dollar results by the applicable current year monthly average foreign exchange rates and then multiplies those amounts by the applicable prior year monthly average foreign exchange rates.

HomeAway management believes that the use of Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue are useful to investors in evaluating its operating performance for the following reasons:

•	HomeAway management uses Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•	Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•	Securities analysts use Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue; and

•	Adjusted EBITDA and non-GAAP net income exclude non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA, free cash flow, non-GAAP net income or constant currency revenue may not be comparable to similarly titled measures of other companies because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA, free cash flow and non-GAAP net income do not reflect any cash requirements for these replacements. In addition, none of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

We define a paid listing as an advertisement for a property paid via subscription or on a performance basis and displayed on one or more websites in our marketplace. Although listings may be displayed on multiple sites, a paid listing is counted only one time on its native HomeAway brand, or HomeAway website from which the listing originated. Subscription-based paid listings are purchased in advance by property owners or managers as a form of advertising to promote their vacation rentals to prospective travelers on one or more of our websites, typically for one year. Performance-based paid listings allow property owners and managers to list a property with no initial upfront fees and, instead, pay us commissions on traveler bookings or fees on traveler inquiries.

Average revenue per subscription listing is computed by HomeAway as subscription listing revenue for the period divided by the average of paid subscription listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; and changes in brand mix. For the purposes of providing a foreign exchange neutral growth rate, subscription revenue per listing is calculated at prior year monthly foreign exchange rates.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. Unique property subscription listings that are removed from property managers’ accounts and subsequently replaced with new subscription listings within the same property manager’s account listings are not considered as renewals in HomeAway’s renewal rate calculation. HomeAway includes most subscription listings in its calculation of renewal rate with the exception of subscription listings sold by BedandBreakfast.com, Toprural.com, and Bookabach.co.nz, which will remain excluded until HomeAway can further develop its database system. HomeAway excludes pay-for-performance listings from its renewal rate analysis since they are not sold on a subscription basis.

Visits to websites are measured by HomeAway through the use of a variety of tools, including solutions from third parties such as Omniture and Google Analytics.

HomeAway, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Revenue:
Listing	$94,971	$87,332
Other	24,057	18,350

Total revenue	119,028	105,682
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	18,598	15,937
Product development	20,553	18,313
Sales and marketing	47,682	35,617
General and administrative	23,255	23,626
Amortization expense	3,011	3,274

Total costs and expenses	113,099	96,767

Operating income	5,929	8,915
Other income (expense):
Interest expense	(4,580)	—
Interest income	737	164
Other expense, net	(406)	(2,535)

Total other income (expense)	(4,249)	(2,371)

Income before income taxes	1,680	6,544
Income tax expense	(3,580)	(2,388)

Net income (loss)	(1,900)	4,156
Less: Impact of noncontrolling interests, net of tax	188	(287)

Net income (loss) attributable to HomeAway, Inc.	$(2,088)	$4,443

Net income (loss) per share attributable to HomeAway, Inc.:
Basic and diluted	$(0.02)	$0.05

Weighted average number of shares outstanding:
Basic	94,610	92,699
Diluted	94,610	96,295

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$277,821	$292,325
Short-term investments	572,809	520,844
Accounts receivable, net of allowance for doubtful accounts of $847 and $663 as of March 31, 2015 and December 31, 2014, respectively	29,263	23,189
Income tax receivable	1,395	1,900
Prepaid expenses and other current assets	32,763	17,913
Deferred tax assets	9,389	8,774

Total current assets	923,440	864,945
Property and equipment, net	57,384	56,173
Goodwill	470,656	493,671
Intangible assets, net	64,754	70,456
Non-marketable investments	37,506	35,285
Deferred tax assets	1,326	1,545
Other non-current assets	6,990	8,053

Total assets	$1,562,056	$1,530,128

Liabilities, redeemable noncontrolling interests and stockholders’ equity
Current liabilities:
Accounts payable	$11,585	$8,281
Income tax payable	1,593	1,344
Accrued expenses	49,481	50,255
Deferred revenue	190,364	170,522

Total current liabilities	253,023	230,402
Convertible senior notes, net	320,690	316,181
Deferred revenue, less current portion	3,007	3,179
Deferred tax liabilities	25,978	26,624
Other non-current liabilities	17,979	12,192

Total liabilities	620,677	588,578

Redeemable noncontrolling interests	9,930	9,742

Stockholders’ equity
Common stock	9	9
Additional paid-in capital	1,038,605	1,022,586
Accumulated other comprehensive loss	(42,949)	(28,053)
Accumulated deficit	(64,216)	(62,734)

Total stockholders’ equity	931,449	931,808

Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,562,056	$1,530,128

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months
	Ended March 31,
	2015	2014
Cash flows from operating activities
Net income (loss)	$(1,900)	$4,156
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	5,145	3,763
Amortization of intangible assets	3,011	3,274
Amortization of debt discount and transaction costs	4,521	—
Amortization of premiums on securities and other	2,729	552
Stock-based compensation	11,196	10,221
Excess tax benefit from stock-based compensation	(3,223)	(3,579)
Deferred income taxes	(1,020)	(2,963)
Net realized/unrealized foreign exchange loss	5,034	1,758
Realized (gain) loss on foreign currency forwards	(4,438)	616
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(7,139)	(5,409)
Income tax receivable	(132)	(737)
Prepaid expenses and other assets	(2,637)	(1,094)
Accounts payable	4,986	2,811
Accrued expenses	692	(3,982)
Income tax payable	3,362	3,576
Deferred revenue	28,405	26,763
Other non-current liabilities	2,064	243

Net cash provided by operating activities	50,656	39,969

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(16,766)
Change in restricted cash	135	815
Purchases of intangibles and other assets	(114)	(193)
Purchases and sales of non-marketable investments	(1,866)	—
Purchases of short-term investments	(142,683)	(50,560)
Proceeds from maturities of marketable securities	88,243	2,787
Net settlement of foreign currency forwards	4,438	(616)
Purchases of property and equipment	(8,879)	(4,818)

Net cash used in investing activities	(60,726)	(69,351)

Cash flows from financing activities
Proceeds from borrowings on convertible senior notes, net	—	391,431
Proceeds from issuance of warrants	—	38,278
Purchase of convertible note hedge	—	(85,853)
Other financing activities	—	(919)
Proceeds from exercises of options to purchase common stock	2,381	13,947
Excess tax benefit from stock-based compensation	3,223	3,579

Net cash provided by financing activities	5,604	360,463

Effect of exchange rate changes on cash and cash equivalents	(10,038)	912

Net increase (decrease) in cash and cash equivalents	(14,504)	331,993
Cash and cash equivalents at beginning of period	292,325	324,608

Cash and cash equivalents at end of period	$277,821	$656,601

HomeAway, Inc.

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months
	Ended March 31,
	2015	2014
Net income (loss) attributable to HomeAway, Inc.	$(2,088)	$4,443
Add:
Depreciation and amortization	8,156	7,037
Stock-based compensation	11,196	10,221
Interest expense	4,580	—
Interest income	(737)	(164)
Other expense, net	406	2,535
Income tax expense	3,580	2,388
Impact of noncontrolling interests, net of tax	188	(287)

Adjusted EBITDA	$25,281	$26,173

	Three Months
	Ended March 31,
	2015	2014
Cash provided by operating activities	$50,656	$39,969
Cash paid for interest	252	—
Excess tax benefit from stock-based compensation	3,223	3,579
Capital expenditures	(8,879)	(4,818)

Free cash flow	$45,252	$38,730

	Three Months
	Ended March 31,
	2015	2014
Net income (loss) attributable to HomeAway, Inc.	$(2,088)	$4,443
Add:
Stock-based compensation	11,196	10,221
Amortization expense	3,011	3,274
Amortization of debt discount and issuance costs, net	4,454	—
Related tax effect	(6,531)	(4,723)
Changes to redemption value of noncontrolling interests	606	—
Impact on noncontrolling interests of non-GAAP adjustments	(59)	(65)

Non-GAAP net income	$10,589	$13,150

HomeAway, Inc.

Supplemental Financial Information

(Unaudited, in thousands)

	Three Months
	Ended March 31,
	2015	2014
Stock-based compensation:
Cost of revenue	$820	$701
Product development	3,010	2,714
Sales and marketing	2,640	2,172
General and administrative	4,726	4,634

Total	$11,196	$10,221

	Three Months
	Ended March 31,
	2015	2014
Depreciation:
Cost of revenue	$1,580	$1,100
Product development	1,210	910
Sales and marketing	1,635	1,235
General and administrative	720	518

Total	$5,145	$3,763

Investor Contact:

Jen Ford

Sr. Director, Investor Relations, HomeAway, Inc.

(512) 505-1751

investors@homeaway.com

Media Contact:

Eileen Buesing

VP of Communications, HomeAway, Inc.

(512) 493-0375

ebuesing@homeaway.com

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